EXHIBIT 10.7

TORO COMBINECO, INC.

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”), dated as of January 10, 2024 is made by and between Toro CombineCo, Inc. (the “Company”), a Delaware corporation with a principal place of business at 275 Grove Street, Newton, MA 02466, and Michael Cotoia, a resident of Massachusetts (the “Consultant”).

WHEREAS, reference is made to that certain Merger Agreement dated January 10, 2024 by and among the Company, TechTarget, Inc., Informa PLC and the other parties thereto (the “Merger Agreement”); and

WHEREAS, the Company wishes to engage the Consultant and the Consultant wishes to accept such engagement on the terms set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Services.

(a) The Company hereby engages the Consultant, and the Consultant hereby accepts such engagement, as an independent contractor to provide certain services to the Company on the terms and conditions set forth in this Agreement. During the Term (as defined below), the Consultant shall provide consulting services with regard to the business and operations of the Company, its subsidiaries and its affiliates as requested by the Chief Executive Officer of Toro CombineCo, Inc. (“CombineCo”), which may include all or some of the services set forth on Schedule A (the “Services”). The Consultant shall perform the Services in a professional manner in accordance with all applicable federal, state, and local laws and regulations and generally recognized industry standards for similar services, and shall devote sufficient resources to ensure that the Services are performed in a timely and reliable manner.

(b) The Consultant shall furnish, at the Consultant’s own expense, the materials, equipment, supplies, and other resources necessary to perform the Services, provided that the Company shall, to the extent necessary for the performance of the Services, permit the Consultant to access to the Company’s premises and systems, as determined by the Company.

2. Term.

(a) Subject to Section 8 below, the term of this Agreement shall commence on the Effective Time (as defined in the merger agreement) and shall automatically terminate upon the earlier of (i) the completion of the combination and formation of CombineCo as determined by the Company in its sole discretion, provided the Company provides at least sixty (60) days’ advance written notice of termination in such event, and (ii) the first anniversary of the Effective Time (such period of time, the “Term”); provided that the Term may be extended by mutual written agreement between the Company and the Consultant.

(b) For the avoidance of doubt, if the transactions contemplated in the Merger Agreement are not consummated, this Consulting Agreement will be void ab initio with no further force or effect.

3. Fees and Expenses.

(a) With respect to the performance of the Services, the Company shall pay the Contractor at a rate of $3,807 per day. The Company shall, without any requirement that the Contractor provide an invoice, pay the contractor on a monthly basis in arrears not later than the last day of the applicable month based on the following number of days of service (i) five days per week from the Effective Date through the date that is six (6) months following the Effective Time; (ii) 2.5 days per week thereafter through the date that is nine (9) months following the Effective Time, and (iii) one day per week thereafter through the first anniversary of the Effective Time.

(b) The Consultant shall receive an IRS Form 1099-NEC from the Company and shall be solely responsible for all federal, state, and local taxes applicable to the Consultant. The Company shall not be responsible for withholding or paying any income, payroll, Social Security, or other federal, state, or local taxes with respect to any payments made to the Consultant pursuant to this Agreement. The Consultant shall be solely responsible for any travel or other costs or expenses incurred by the Consultant in connection with the performance of the Services and in no event shall the Company reimburse the Consultant for any such costs or expenses.

4. Relationship of the Parties.

(a) The Consultant is engaged as an independent contractor of the Company and this Agreement shall not be construed to create any association, partnership, joint venture, employment, or agency relationship between the Consultant and the Company for any purpose. The Consultant has no authority (and shall not hold itself out as having authority) to act as an agent of the Company or bind the Company and shall not make any agreements or representations on the Company’s behalf.

(b) The Consultant shall not be eligible to participate in any employee benefit plans offered by the Company to its employees, including, but not limited to, any vacation, group medical or life insurance, disability, profit sharing, retirement, fringe or other benefit plan.

5. Confidentiality.

(a) The Consultant acknowledges that the Consultant may have access to information that is treated as confidential and proprietary by the Company, including, without limitation, information pertaining to business operations and strategies, customers, pricing, finances, or personnel, in each case whether spoken, written, printed, electronic, or in any other form or medium (collectively, the “Confidential Information”). Any Confidential Information that the Consultant has access to in connection with the performance of the Services shall be subject to the terms and conditions of this clause. The Consultant agrees to treat all Confidential Information as strictly confidential, not to disclose Confidential Information or permit it to be disclosed, in whole or part, to any third party without the prior written consent of the Company and not to use any Confidential Information for any purpose except as required in the performance of the Services. The Consultant shall notify the Company immediately in the event the Consultant becomes aware of any loss or disclosure of any Confidential Information.

(b) Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. The Consultant agrees to provide written notice of any such order to an authorized officer of the Company within five (5) days of receiving such order, but in any event sufficiently in advance of making any disclosure to permit the Company to contest the order or seek confidentiality protections, as determined in the Company’s sole discretion. The Consultant is hereby notified that 18 U.S.C. § 1833(b) states as follows: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”

6. Restrictive Covenants.

(a) The Consultant enters into this Agreement in exchange for the consulting fee and the COBRA benefits described in the Separation Agreement with the Company of even date herewith (the “Separation Agreement”). The Consultant and the Company agree that this Agreement is supported by mutually agreed-upon consideration under the Massachusetts Noncompetition Agreement Act (MGL c.149, § 24L) and agree and stipulate not to challenge the sufficiency of the agreed-upon consideration supporting this Agreement. The Consultant acknowledges and agrees that: (i) the Company has advised the Consultant, in writing, that the Consultant has the right to consult with counsel prior to signing this Agreement (and this document constitutes that writing); and (ii) the Consultant has been given more than ten (10) business days to review this Agreement prior to signing it.

(b) During the Term and for a period of nine (9) months thereafter, the Consultant will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, perform the same or substantially similar services for a Competing Business (as hereinafter defined) that the Consultant performed for the Company or any of its affiliates or subsidiaries during the Term. The Consultant understands that the restrictions set forth in this Section 6(b) are intended to protect the Company’s interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose. For purposes of this Agreement, the term “Competing Business” means any businesses that offer (i) digital demand generation and digital advertising, and purchase intent data or sales and marketing workflow solutions targeted toward customers that offer technology or communications solutions inclusive of hardware, software, and services; (ii) market data, research, and advisory services or consulting services incorporating industry analyst content targeted toward customers that offer technology or communications solutions inclusive of hardware, software, and services; or (iii) content marketing services inclusive of custom content creation targeted toward customers that offer technology or communications solutions inclusive of hardware, software, and services. For purposes of this Agreement, the term “Restricted Territory” means any geographic area or territory where the Consultant performed the Services, or where parties were located with whom or which the Consultant interacted during the Term.

(c) During the Term and for a period of nine (9) months thereafter, the Consultant (i) will refrain, either alone or in association with others, from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting any Restricted Person (as defined herein), inducing or influencing any Restricted Person to terminate their relationship with the Company or any of its affiliates or subsidiaries or otherwise interfering with said relationship; and (ii) will refrain, either alone or in association with others, from (x) soliciting any Restricted Business Partner (as defined herein) or (y) encouraging any Restricted Business Partner, in the case of each of clauses (x) and (y), to terminate or otherwise modify adversely its business relationship with the Company or any of its affiliates or subsidiaries. The Consultant understands that the restrictions set forth in this Section 6(c) are intended to protect the Company’s interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose. For purposes of this Agreement, the term “Restricted Person” means each and every person employed by the Company or any of its affiliates or subsidiaries during the Term and with whom the Consultant, during such period, had work-related contact or about whom the Consultant acquired Confidential Information (in each case, excluding any such persons whose relationship with the Company or its subsidiaries was terminated by the Company or its subsidiaries without cause). For purposes of this Agreement, the term “Restricted Business Partner” means each and every customer, vendor, supplier, consultant and independent contractor with whom or with which the Company or any of its affiliates or subsidiaries has conducted business during the Term and with whom the Consultant, during the Term, had business-related contact or about which the Consultant acquired Confidential Information by virtue of the Consultant’s relationship with the Company.

7. [Reserved]

8. Termination.

(a) The Company may terminate this Agreement for any reason at any time upon at least sixty (60) days’ advance written notice to the Consultant; provided, that the Company may terminate this Agreement with immediate effect if such termination is for Cause (as defined in the Consultant’s employment agreement with TechTarget, Inc. dated May 3, 2016). The Consultant may terminate this Agreement prior to the end of the Term with immediate effect if the Company breaches in any material respect any of its obligations hereunder or under any other written agreement with the Consultant. In the event of termination pursuant to this Section 8(a), the Company shall pay the Consultant on the date of the termination of this Agreement any amounts then due and payable under this Agreement for any Services completed up to and including the date of such termination.

(b) Upon expiration or termination of this Agreement for any reason, or at any other time upon the Company’s written request, the Consultant shall promptly:

(i) deliver to the Company all materials, equipment, and other property of the Company provided by the Company for use by the Consultant;

(ii) deliver to the Company all tangible documents and other media of the Company, including any copies of such documents or other media; and

(iii) permanently erase all Confidential Information in the Consultant’s possession, including, but not limited to, erasing all Confidential Information from the Consultant’s computer and phone systems.

9. Assignment. Neither the Company nor the Consultant shall assign any rights or delegate or subcontract any obligations under this Agreement without the ’other party’s prior written consent; provided that the Company may assign its rights and obligations hereunder to a successor to all or substantially all its assets. Any assignment in violation of the foregoing shall be deemed null and void. Subject to the limits on assignment stated above, this Agreement will inure to the benefit of, be binding on, and be enforceable against each of the parties hereto and their respective successors and assigns.

10. Governing Law, Jurisdiction, and Venue. This Agreement and all matters arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to any conflict of laws principles. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Boston, Massachusetts in accordance with the Commercial Arbitration Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators.

11. Miscellaneous.

(a) This Agreement and the Separation Agreement (which expressly survives this Agreement), together with any related exhibits or schedules, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

(b) This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto.

(c) If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

(d) This Agreement may be executed in any number of counterparts (including by DocuSign or similar platform, or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

[signature page follows]

IN WITNESS HEREOF, the parties hereto signed their names as of the day and year first written above.

Toro CombineCo, Inc.

By:	/s/ Daniel Noreck

Name:	Daniel Noreck

Date:	January 10, 2024

[Signature Page to

Consulting Agreement]

Michael Cotoia

/s/ Michael Cotoia

Date:January 10, 2024

[Signature Page to

Consulting Agreement]

SCHEDULE A

The Consultant shall work under the direction of the Chief Executive Officer of CombineCo (the “CEO”), to provide the services described below:

•	Provide advice and assistance as required in relation to the formulation of CombineCo objectives and strategy, including with respect to matters involving markets, products, people and finance.

•	Provide advice and assistance as required in relation to the development of CombineCo’s operating model and organization design.

•	Provide guidance and support to enhance the motivation and retention of key talent.

•	Provide advice and assistance as required in relation to the brokering of key board member relations.

•	Provide advice and assistance as required in relation to the brokering of key investor relations.

•	Provide guidance and support as required in relation to the brokering of key customer relations.

•	Provide guidance and support as required in relation to the brokering of key partner relations.

•	Assist with the preparation of quarterly press releases (e.g., Forms 10-Q and 10-K) for investors.

•

Provide advice and assistance as required with respect to any other matters that may arise from time to time where having access to the Consultant’s knowledge and experience as the former Chief Executive Officer of the Company would be beneficial to CombineCo, its subsidiaries and its affiliates.

Sch. A-1